SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

July 1, 2014

Newmont Mining Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31240

(Commission File Number)

84-1611629

(I.R.S. Employer Identification No.)

6363 South Fiddlers Green Circle

Greenwood Village, Colorado 80111

(Address of principal executive offices) (zip code)

(303) 863-7414

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	OTHER EVENTS.

Following PT Newmont Nusa Tenggara’s (“PTNNT”) announcement in June that copper concentrate production at Batu Hijau halted and notification to the Government of Indonesia and PTNNT employees that PTNNT invoked the force majeure clause of the Contract of Work (“CoW”) due to ongoing export restrictions, PTNNT today announced that it and its majority shareholder Nusa Tenggara Partnership B.V. (“NTPBV”), a Dutch entity, have filed international arbitration against the Government of Indonesia to protect their rights and stakeholder interests under the CoW. Indonesian government regulations imposing new export conditions, an export duty, and a January 2017 ban on the export of copper concentrate violate the CoW signed by the Government of Indonesia and PTNNT and the bilateral investment treaty between Indonesia and the Netherlands. PTNNT and NTPBV also intend to request interim injunctive relief to allow PTNNT to resume exporting copper concentrate under the existing terms of its CoW. PTNNT hopes to continue discussions with the Government to seek a resolution of the export issues outside of arbitration. A copy of PTNNT’s news release is furnished as Exhibit 99.1 to this report.

The Batu Hijau mine is in care and maintenance as efforts to resolve the export issues continue, with PTNNT incurring approximately $20 to $25 million per month in holding costs.

PTNNT expects that it will continue selling copper concentrate from storage to PT Smelting, Indonesia’s only copper smelter, through the remainder of 2014. PT Smelting has capacity limitations and cannot purchase sufficient quantities of PTNNT’s copper concentrates to allow for ongoing normal operations at Batu Hijau. For the remainder of 2014, PTNNT plans to ship approximately 58,400 tonnes of concentrate to PT Smelting, containing approximately 14,400 tonnes of copper and approximately 11,000 ounces of gold.

Investors are reminded that Newmont Mining Corporation’s (“Newmont”) 2014-2016 outlook, issued on April 24, 2014, assumed the continuation of Batu Hijau operations, timely receipt of export approvals and other factors. Since PTNNT has not yet received export approvals, outlook will be impacted. For 2014, Newmont estimates that for each month from July 1, 2014 that export restrictions remain in place, attributable production would be reduced by approximately 8,000 ounces of gold and 5,000 tonnes of copper. For 2015-2016, production outlook assumed that Batu Hijau would produce approximately 325,000 to 375,000 attributable ounces of gold and 95,000 to 125,000 attributable tonnes of copper in 2015 and approximately 275,000 to 325,000 attributable ounces of gold and 70,000 to 100,000 attributable tonnes of copper in 2016. To the extent that PTNNT continues to be unable to export, this will impact those assumptions and Newmont’s ability to achieve its outlook. As a result, investors are cautioned not to rely on such outlook.

The information disclosed under this Item 8.01, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934 and shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

Cautionary statement regarding forward-looking statements: This current report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the safe harbor created by such sections, including statements that use forward-looking terminology such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “continue,” “potential,” “plan,” or the negative thereof or other variations thereof or comparable terminology. Such forward-looking statements may include, without limitation, statements regarding financial or production outlook, expectations relating to future costs, including costs relating to care and maintenance, future operations and production, future concentrate sales and shipments, enforcement of the CoW, the outcome of arbitration, the future outcome of on-going discussions or negotiations, future political or governmental conditions, future ability to obtain export permits, and potential impacts to operating plans at Batu Hijau. Where PTNNT and/or Newmont expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, forward-looking statements are subject to risks and uncertainties and are based upon certain assumptions, which may prove to be incorrect. For a discussion of risks, see the Risk Factors section in Newmont’s 2013 Annual Report on Form 10-K (“Report”), including, without limitation, under the headings “Our operations are subject to risks of doing business,” “Our Batu Hijau operation in Indonesia is subject to political and economic risks,” and “The Contract of Work has been and may continue to be the subject of dispute, legal review, or requests for renegotiation by the Indonesian government, and is subject to termination by the Indonesian government if we do not comply with our obligations, which would result in the loss of all or much of the value of Batu Hijau,” which Report is on file with the U.S. Securities and Exchange Commission (“SEC”) at www.sec.gov, as well as Newmont’s other SEC filings. PTNNT and Newmont do not undertake any obligation to publically issue revisions to any “forward-looking statement,” to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit Number	Description of Exhibit

99.1	PTNNT News Release, dated July 1, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ Stephen P. Gottesfeld
Name:	Stephen P. Gottesfeld
Title:	Executive Vice President, General Counsel and Corporate Secretary

Dated: July 1, 2014

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	PTNNT News Release dated July 1, 2014